Exhibit 10.4

SECOND AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of this 16th day of May 2008, by and between eLoyalty Corporation, a Delaware Corporation (the “Company”) and Kelly D. Conway, a resident of the State of Illinois (the “Employee”).

A. The Company and Employee are parties to that certain Amended and Restated Employment Agreement, dated as of December 28, 2007, amended by that certain First Amendment, dated as of February 26, 2008 (the “Agreement”), setting forth the terms and conditions of Employee’s employment with the Company.

B. The parties desire to amend the Agreement as set forth herein to clarify certain aspects of Employee’s terms of employment.

NOW, THEREFORE, in consideration of the Recitals, the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

2. The Agreement hereby is amended by deleting Section 3(b)(iii)(2) and inserting the following language in lieu thereof:

“Employee will be paid a cash bonus (the “Severance Bonus”), within seven (7) days following the effective date of termination, equal to 100% of the average of: (A) the annual bonus (whether paid in stock, options, or cash) he was paid for year immediately preceding the termination; and (B) his target bonus (whether to be paid in stock, options, or cash) under the Company’s then-current bonus plan, if any, less standard payroll deductions and withholdings.”

3. The Agreement hereby is amended by deleting Section 3(d)(iii) and inserting the following language in lieu thereof:

“Following the death or Disability of Employee while employed by the Company, the Company will provide Employee (or, in the case of death, Employee’s estate) a lump sum amount payable within thirty (30) days thereafter, equal to: (A) Employee’s salary for twelve (12) months; (B) an amount, in cash, equal to 100% of the average of (x) the annual bonus he was paid (whether paid in cash or in stock) for the year immediately preceding the termination and (y) his target bonus (whether to be paid in cash or in stock) under the Company’s then-current bonus plan if any, less standard payroll deductions and withholdings; plus (C) the cost of such COBRA premiums to continue health insurance coverage at the same level of coverage for Employee and his dependents (if applicable) in effect as of the termination date, through the end of twelve (12) months. All restricted stock and stock option grants that Employee has then received from the Company or may in the future receive from the Company, shall be vested as to half of the unvested shares (or such greater amount, if any, as is provided for in the agreement for the applicable grant), and all such stock options shall, notwithstanding any lesser period, if any, provided for in the agreement for the applicable grant, be exercisable for one (1) year following such termination (but not exceeding the term of such option).”

4. The Agreement shall remain unmodified other than as expressly set forth herein and, as so modified, shall remain in full force and effect.

IN WITNESS WHEREOF, Employee and the duly authorized officer of the Company have executed this Amendment as of the date set forth above.

Employee	eLoyalty Corporation

	By:	/s/ Steven H. Shapiro
/s/ Kelly D. Conway	Name:	Steven H. Shapiro
	Title:	Vice President, General Counsel and Corporate Secretary